Exhibit k.2.

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of August 14, 2023 by and between Polen Credit Opportunities Fund, a Delaware statutory trust (the “Fund”) and The Bank of New York Mellon, a New York banking organization (“BNY Mellon”).

W I T N E S S E T H :

WHEREAS, the Fund is an investment company registered under the Investment Company Act of 1940, as amended; and

WHEREAS, the Fund desires to retain BNY Mellon to provide for the Fund the services described herein, and BNY Mellon is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1.	Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean each person, whether or not an officer or an employee of the Fund, duly authorized by the Board to execute this Agreement and to give Instructions on behalf of the Fund as set forth in Exhibit A hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by BNY Mellon and the Fund. From time to time the Fund may deliver a new Exhibit A to add or delete any person and BNY Mellon shall be entitled to rely on the last Exhibit A actually received by BNY Mellon.

“BNY Mellon Affiliate” shall mean any office, branch or subsidiary of The Bank of New York Mellon Corporation.

“Board” shall mean the Fund’s board of trustees.

“Confidential Information” shall have the meaning given in Section 20 below.

“Documents” shall mean such documents, including but not limited to, Board resolutions, including resolutions of the Board authorizing the execution, delivery and performance of this Agreement by the Fund, and opinions of outside counsel, as BNY Mellon may reasonably request from time to time, in connection with its provision of services under this Agreement.

"Instructions" shall mean Oral Instructions or written communications actually received by BNY Mellon by S.W.I.F.T., tested telex, letter, facsimile transmission or other method or system specified by BNY Mellon as available for use in connection with the services hereunder, from an Authorized Person or person believed in good faith to be an Authorized Person.

“Investment Advisor” shall mean the entity identified in the Offering Materials as the Fund’s investment adviser responsible for the investment management of the Fund.

“Net Asset Value” shall mean the per share value of the Fund, calculated in the manner described in the Fund’s Offering Materials.

“Offering Materials” shall mean the Fund’s currently effective prospectus and most recently filed registration statement with the SEC relating to shares of the Fund.

“Oral Instructions” shall mean oral instructions received by BNY Mellon under permissible circumstances specified by BNY Mellon, in its sole discretion, as being from an Authorized Person or person believed in good faith by BNY Mellon to be an Authorized Person.

“Organizational Documents” shall mean certified copies of the Fund’s Declaration of Trust and Bylaws, all SEC exemptive orders issued to the Fund, Offering Materials and required filings or similar documents of formation or organization with respect to the Fund, as applicable, delivered to and received by BNY Mellon.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

“Shares” means the shares of beneficial interest of the Fund.

2.             Appointment.

The Fund hereby appoints BNY Mellon as its agent for the term of this Agreement to perform the services described herein. BNY Mellon hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3.             Representations and Warranties.

The Fund hereby represents and warrants to BNY Mellon, which representations and warranties shall be deemed to be continuing, that:

(a)           It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)           This Agreement has been duly authorized, executed and delivered by the Fund in accordance with all requisite action of the Board and constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms;

(c)           It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

(d)           The method of valuation of securities and the method of computing the Net Asset Value shall be as set forth in the Offering Materials. To the extent the performance of any Net Asset Value or other computation services described in Schedule I attached hereto by BNY Mellon in accordance with the then effective Offering Materials would violate any applicable laws or regulations, the Fund, or its designee, shall immediately so notify BNY Mellon in writing and thereafter shall either (x) furnish BNY Mellon with the appropriate values of the Fund’s securities, Net Asset Value or other computation or (y) instruct BNY Mellon in writing as to the appropriate valuation methodology to be employed by BNY Mellon to compute Net Assets in a manner that the Fund then represents in writing to be consistent with the Fund’s Offering Materials, in each case subject to the prior approval of BNY Mellon confirming its ability to act in accordance with the foregoing;

(e)           The terms of this Agreement, the fees and expenses associated with this Agreement and any benefits accruing to BNY Mellon or to the Investment Advisor or sponsor of the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by BNY Mellon to such Investment Advisor or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board and that, if required by applicable law, the Board has approved or will approve the terms of this Agreement, any such fees and expenses and any such benefits;

(f)            Each person named on Exhibit A hereto is duly authorized by the Fund to be an Authorized Person hereunder;

(g)           Without limiting the provisions of Section 20 below, the Fund shall treat as confidential the terms and conditions of this Agreement and shall not disclose nor authorize disclosure thereof to any other person, except (i) to its employees, regulators, examiners, internal and external accountants, auditors and counsel, (ii) for a summary description of this Agreement in the Offering Materials with the prior written approval of BNY Mellon, (iii) to any other person when required by a court order or legal process, (iv) as agreed in writing by BNY Mellon or (v) whenever advised by its counsel that it would be liable for a failure to make such disclosure. The Fund shall instruct its employees, regulators, examiners, internal and external accountants, auditors and counsel who may be afforded access to such information of the Fund’s obligations of confidentiality hereunder (provided that with respect to the Fund’s obligation to include this Agreement as an exhibit to the Fund’s registration statement filed with the SEC the provisions of this sentence shall not apply with respect to such obligation);

(h)           The Fund shall promptly notify BNY Mellon in writing of any and all material legal proceedings or securities investigations filed or commenced against the Fund or the Board, to the extent such notification is not prohibited by law or regulatory authority; and

(i)            The Fund acknowledges that certain information provided by BNY Mellon on the website of the Fund may be protected by copyrights, trademarks, service marks and/or other intellectual property rights, and as such, agrees that all such information provided is for the sole and exclusive use of the Fund and its users. Certain information provided by BNY Mellon is supplied to BNY Mellon pursuant to third party licensing agreements which restrict the use of such information and protect the proprietary rights of the appropriate licensor (“Licensor”) with respect to such information. Therefore, the Fund, on behalf of itself and its users, further agrees not to disclose, disseminate, reproduce, redistribute or republish information provided by BNY Mellon on its websites in any way without the express written permission of BNY Mellon and the Licensor. (Licensor permission to be obtained by BNY Mellon prior to BNY Mellon providing its permission.)

4.             Delivery of Documents.

The Fund shall promptly provide, deliver or cause to be delivered from time to time to BNY Mellon the Organizational Documents, Documents and other materials used in the distribution of Shares and all amendments thereto as may be necessary for BNY Mellon to perform its duties hereunder. BNY Mellon shall not be deemed to have notice of any information (other than information supplied by BNY Mellon) contained in such Organizational Documents, Documents or other materials until they are actually received by BNY Mellon.

5.             Matters Regarding BNY Mellon.

(a)           Subject to the direction and control of the Board and the provisions of this Agreement, BNY Mellon shall provide to the Fund the administrative services and the valuation and computation services listed on Schedule I attached hereto.

(b)           In performing hereunder, BNY Mellon shall provide, at its expense, office space, facilities, equipment and personnel.

(c)           BNY Mellon shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Fund, distribution of shares of the Fund, maintenance of the Fund’s financial records or other services normally performed by the Fund’s counsel or independent auditors and the services provided by BNY Mellon do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person, and the Fund acknowledges that BNY Mellon does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder. The scope of services provided by BNY Mellon under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the Fund and BNY Mellon expressly agree in writing to any such increase in the scope of services.

(d)           The Fund shall cause its officers, advisors, sponsor, distributor, legal counsel, independent auditors and accountants, transfer agent and any other service providers to cooperate with BNY Mellon and to provide BNY Mellon, upon request, with such information, documents and advice relating to the Fund as is within the possession or knowledge of such persons, and which is necessary in order to enable BNY Mellon to perform its duties hereunder. In connection with its duties hereunder, BNY Mellon shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy, validity or propriety of any information, documents or advice provided to BNY Mellon by any of the aforementioned persons. BNY Mellon shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Fund to cause any information, documents or advice to be provided to BNY Mellon as provided herein and shall be held harmless by the Fund when acting in reliance in good faith upon such information, documents or advice relating to the Fund. All fees or costs charged by such persons shall be borne by the Fund, and BNY Mellon shall have no liability with respect to such fees or charges, including any increases in, or additions to, such fees or charges related directly or indirectly to the services described herein or the performance by BNY Mellon of its duties hereunder. BNY Mellon shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund, or by any affiliate of the Fund or by any other third party service provider to the Fund. In the event that any services performed by BNY Mellon hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNY Mellon which BNY Mellon in its reasonable judgment deems reliable, BNY Mellon shall not have any responsibility or liability for, be under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy or completeness of such information.

(e)           Nothing in this Agreement shall limit or restrict BNY Mellon, any BNY Mellon Affiliate or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder.

(f)            The Fund, or its designee, shall furnish BNY Mellon with any and all instructions, explanations, information, specifications and documentation deemed necessary by BNY Mellon in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses, and the value of any securities lending related collateral investment account(s). BNY Mellon shall not be required to include as Fund liabilities and expenses, nor as a reduction of Net Asset Value, any accrual for any federal, state or foreign income taxes unless the Fund shall have specified to BNY Mellon in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce Net Asset Value; provided, however, and for the avoidance of doubt, BNY Mellon shall perform such tax services as are specified in Schedule I attached hereto, subject to the terms of this Agreement. The Fund, or its designee, shall also use commercially reasonable efforts to furnish BNY Mellon with bid, offer or market values of securities if BNY Mellon notifies the Fund that the same are not available to BNY Mellon from a security pricing or similar service utilized, or subscribed to, by BNY Mellon which the Fund directs BNY Mellon to utilize, and which BNY Mellon in its judgment deems reliable at the time such information is required for calculations hereunder. Without limiting the immediately preceding sentence, BNY Mellon shall at no time be required or obligated to commence or maintain utilization of, or subscriptions to, any securities pricing or similar service, even if so requested by the Fund. At any time and from time to time, the Fund, or its designee, also may furnish BNY Mellon with bid, offer or market values of securities and instruct BNY Mellon in Instructions to use such information in its calculations hereunder. BNY Mellon shall not, under any circumstances, be required to determine, or have any obligations with respect to determining, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the Fund.

(g)           BNY Mellon may request Instructions from any Authorized Person of the Fund with respect to any matter arising in connection with BNY Mellon’s performance hereunder, and BNY Mellon shall not be liable for any action taken or omitted to be taken by it in good faith without negligence or willful misconduct in accordance with such Instructions. Such request for Instructions may, at the option of BNY Mellon, set forth in writing any action proposed to be taken or omitted to be taken by BNY Mellon with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. BNY Mellon shall not be liable for any action taken or omitted to be taken in good faith without negligence or willful misconduct in accordance with a proposal included in any such request on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY Mellon has received Instructions from an Authorized Person in response to such request specifying the action to be taken or omitted.

(h)           The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Fund consents to the disclosure of and authorizes BNY Mellon to disclose information regarding the Fund (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) BNY Mellon may store the names and business contact information of the Fund’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with the Fund. The Fund confirms that it is authorized to consent to the foregoing and that the disclosure and storage of information in connection with the Centralized Functions does not violate any relevant data protection legislation.

(i)            Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles. BNY Mellon is solely responsible for processing such securities, as identified by the Fund or its Authorized Persons, in accordance with U.S. tax laws and regulations.

(j)             BNY Mellon shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I attached hereto, and no covenant or obligation shall be implied against BNY Mellon in connection with this Agreement.

(k)           BNY Mellon, in performing the services required of it under the terms of this Agreement, shall be entitled to rely in good faith on the accuracy and validity of any and all Instructions, explanations, information, specifications, Documents and documentation furnished to it by the Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications, Documents or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of the Fund’s liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of securities; and the amounts receivable or the amounts payable for the sale or redemption of Shares effected by or on behalf of the Fund.  In the event BNY Mellon’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY Mellon which the Fund directs BNY Mellon to utilize, and which BNY Mellon in its judgment deems reliable, BNY Mellon shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNY Mellon shall not be required to inquire into any valuation of securities or other assets by the Fund or any third party described in this sub-section (k) even though BNY Mellon in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

(l)            BNY Mellon, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Fund is or will be actually paid, but will accrue such interest until otherwise instructed by the Fund.

(m)           Neither party shall be responsible for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) which occur directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, labor difficulties within or without such party, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, failure of the mails, communications or computer (hardware or software) services or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.  BNY Mellon shall not be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are the result of the failure of any person(s) other than BNY Mellon to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY Mellon in the performance of its duties under this Agreement.

(n)           BNY Mellon shall enter into and shall maintain reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, BNY Mellon shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. BNY Mellon shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by BNY Mellon's own intentional misconduct, bad faith or reckless disregard in the performance of its duties under this Agreement.

6.             Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Fund, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Fund’s trustees, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares or membership interests, as applicable, fees and expenses incident to the registration or qualification under the Securities Laws and state and other applicable securities laws of the Fund or its shares or membership interests, as applicable, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material to the Fund’s shareholders or members, as applicable, all expenses incidental to holding meetings of the Fund’s trustees and shareholders, and extraordinary expenses as may arise, including litigation affecting the Fund and legal obligations relating thereto for which the Fund may have to indemnify its trustees, directors, officers, managers and/or members, as may be applicable.

7.             Portfolio Compliance Services.

(a)           If Schedule I contains a requirement for BNY Mellon to provide the Fund with portfolio compliance services, such services shall be provided pursuant to the terms of this Section 7 (the “Portfolio Compliance Services”). The precise compliance review and testing services to be provided shall be as directed by the Fund and as mutually agreed between BNY Mellon and the Fund, and the results of BNY Mellon’s Portfolio Compliance Services shall be detailed in a portfolio compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review and approval by the Fund. BNY Mellon shall have no responsibility or obligation to provide Portfolio Compliance Services other that those services specifically listed in Schedule I attached hereto.

(b)           The Fund will examine each Compliance Summary Report delivered to it by BNY Mellon and notify BNY Mellon of any error, omission or discrepancy in the Compliance Summary Report within ten (10) days of its receipt. The Fund agrees to notify BNY Mellon promptly in writing if it fails to receive any such Compliance Summary Report. The Fund further acknowledges that unless it notifies BNY Mellon of any error, omission or discrepancy within ten (10) days, such Compliance Summary Report shall be deemed final and shall not be reissued. In addition, if the Fund learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Fund will notify BNY Mellon of such condition within five (5) business days after discovery thereof.

(c)           While BNY Mellon will use commercially reasonable efforts to identify out-of-compliance conditions, BNY Mellon does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions. In the event of any errors or omissions in the performance of Portfolio Compliance Services, the Fund’s sole and exclusive remedy shall be limited to re-performance by BNY Mellon of the Portfolio Compliance Services affected and in connection therewith the correction of any error or omission and the preparation of a corrected report, at no cost to the Fund.

8.             Rule 38a-1 and Regulatory Administration Services.

(a)           If Schedule I attached hereto contains a requirement for BNY Mellon to provide the Fund with compliance support services related to Rule 38a-1 promulgated under the 1940 Act and/or Regulatory Administration services, such services shall be provided pursuant to the terms of this Section 8 (such services, collectively hereinafter referred to as the “Regulatory Support Services”).

(b)           Notwithstanding anything in this Agreement to the contrary, the Regulatory Support Services provided by BNY Mellon under this Agreement are administrative in nature and do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund, or any other person.

(c)           All work product produced by BNY Mellon as outlined at Schedule I attached hereto in connection with its provision of Regulatory Support Services under this Agreement is subject to review and approval by the Fund and by the Fund’s legal counsel. The Regulatory Support Services performed by BNY Mellon under this Agreement will be at the request and direction of the Fund and/or its chief compliance officer (the “Fund’s CCO”), as applicable. BNY Mellon disclaims liability to the Fund, and the Fund is solely responsible, for the selection, qualifications and performance of the Fund’s CCO and the adequacy and effectiveness of the Fund’s compliance program.

9.             Standard of Care; Indemnification.

(a)           Except as otherwise provided herein, BNY Mellon and any BNY Mellon Affiliate shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by or asserted against the Fund, except those costs, expenses, damages, liabilities or claims arising out of BNY Mellon’s own bad faith, negligence or willful misconduct. BNY Mellon’s maximum aggregate cumulative liability under this Agreement (including, without limitation, for all losses, claims, suits, controversies, breaches or damages of any nature), for any reason and upon any cause of action whatsoever, whether asserted by the Fund or any other person, and regardless of the form of action or legal theory (“Loss”), shall not exceed the total amount of fees actually received by BNY Mellon with respect to the services provided hereunder during the eighteen (18) calendar months immediately prior to the date of such Loss. In no event shall BNY Mellon or any BNY Mellon Affiliate be liable to the Fund or any third party for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. BNY Mellon and any BNY Mellon Affiliate shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Fund, or for delays caused by circumstances beyond BNY Mellon’s reasonable control, unless such loss, damage or expense arises out of the bad faith, negligence or willful misconduct of BNY Mellon.

(b)           The Fund shall indemnify and hold harmless BNY Mellon and any BNY Mellon Affiliate from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Fund), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY Mellon or any BNY Mellon Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate without bad faith, negligence or willful misconduct, or in reliance upon (i) any law, act, regulation or reasonable interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) the Fund’s Offering Materials or Documents (excluding information provided by BNY Mellon), (iii) any Instructions or (iv) any opinion of legal counsel for the Fund or BNY Mellon, or arising out of transactions or other activities of the Fund which occurred prior to the commencement of this Agreement; provided, that the Fund shall not indemnify BNY Mellon nor any BNY Mellon Affiliate for costs, expenses, damages, liabilities or claims for which BNY Mellon or any BNY Mellon Affiliate is liable under the preceding sub-section 9(a). This indemnity shall be a continuing obligation of the Fund, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, the Fund shall indemnify BNY Mellon and any BNY Mellon Affiliate against and hold BNY Mellon and any BNY Mellon Affiliate harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

I.             Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY Mellon by any third party described above or by or on behalf of the Fund;

II.           Action or inaction taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate pursuant to Instructions of the Fund or otherwise without negligence or willful misconduct;

III.          Any action taken or omitted to be taken by BNY Mellon in good faith in accordance with the advice or opinion of counsel for the Fund or its own counsel;

IV.          Any improper use by the Fund or its agents, distributor or investment advisor of any valuations or computations supplied by BNY Mellon pursuant to this Agreement;

V.            The method of valuation of the securities and the method of computing the Fund’s Net Asset Value; and

VI.           Any valuations of securities, other assets or the Net Asset Value provided by the Fund.

(c)           Actions taken or omitted in reliance on Instructions or upon any information, order, indenture, stock certificate, membership certificate, power of attorney, assignment, affidavit or other instrument believed by BNY Mellon in good faith to be from an Authorized Person, or upon the opinion of legal counsel for the Fund or BNY Mellon’s own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

10.           Compensation.

For the services provided hereunder, the Fund agrees to pay BNY Mellon such compensation as is mutually agreed to in writing by the Fund and BNY Mellon from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, costs of independent compliance reviews, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY Mellon in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. BNY Mellon shall deliver to the Fund invoices for services rendered. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY Mellon, the Fund’s Net Asset Value shall be computed at the times and in the manner specified in the Offering Materials.

11.           Records; Visits.

(a)           The books and records pertaining to the Fund which are in the possession or under the control of BNY Mellon shall be the property of the Fund. The Fund and Authorized Persons shall have access to such books and records at all times during BNY Mellon’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by BNY Mellon to the Fund or to an Authorized Person, at the Fund’s expense.

(b)           BNY Mellon shall keep all books and records with respect to the Fund’s books of account, records of the Fund’s securities transactions and all other books and records as BNY Mellon is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

12.           Term of Agreement.

(a)           This Agreement shall continue until terminated by the Fund or by BNY Mellon on one hundred-twenty (120) days’ prior written notice to the other party.

(b)           Notwithstanding any other provision of this Agreement, each of the Fund and BNY Mellon may in its sole discretion terminate this Agreement immediately by sending notice thereof to the other party upon the happening of any of the following: (i) the non-terminating party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the non-terminating party any such case or proceeding; (ii) the non-terminating party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the non-terminating party or any substantial part of its property or there is commenced against the non-terminating party any such case or proceeding; (iii) the non-terminating party makes a general assignment for the benefit of creditors; or (iv) the non-terminating party admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due. BNY Mellon or the Fund may exercise its termination right under this Section 12(b) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by BNY Mellon or the Fund of its termination right under this Section 12(b) shall be without any prejudice to any other remedies or rights available to BNY Mellon or the Fund, as applicable, and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding the provisions of Section 18 below, notice of termination under this Section 12(b) shall be considered given and effective when given, not when received. The provisions of this Section 12(b) are subject to any course of conduct directed with respect to termination of this Agreement against a party pursuant to the provisions of this Section 12(b) by a regulatory authority with jurisdiction over the party against which termination is sought pursuant to this Section 12(b).

13.           Amendment.

This Agreement may not be amended, changed or modified in any manner except by a written agreement executed by BNY Mellon and the Fund.

14.           Assignment; Subcontracting.

(a)           This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by the Fund without the written consent of BNY Mellon, or by BNY Mellon without the written consent of the Fund.

(b)           Notwithstanding the foregoing: (i) BNY Mellon may assign or transfer this Agreement to any BNY Mellon Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that BNY Mellon gives the Fund thirty (30) days' prior written notice of such assignment or transfer and such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNY Mellon; (ii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to any BNY Mellon Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY Mellon of any of its liabilities hereunder; (iii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall (A) require the prior written consent of the Fund and (B) limit BNY Mellon’s liability such that BNY Mellon shall only be liable for failure to reasonably select such unaffiliated third party, and BNY Mellon shall have no liability for any acts or omissions to act of such unaffiliated third party; and (iv) BNY Mellon, in the course of providing certain additional services requested by the Fund, including but not limited to, Typesetting or eBoard Book services (“Vendor Eligible Services”) as further described in Schedule I attached hereto, may in its sole discretion, enter into an agreement or agreements with a financial printer or electronic services provider (“Vendor”) to provide BNY Mellon with the ability to generate certain reports or provide certain functionality. BNY Mellon shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between BNY Mellon and the Vendor for the provision of such services is then-currently in effect, and shall only be liable for the failure to reasonably select the Vendor. Upon request, BNY Mellon will disclose the identity of the Vendor and the status of the contractual relationship, and the Fund is free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services.

(c)           As compensation for the Vendor Eligible Services rendered by BNY Mellon pursuant to this Agreement, the Fund will pay to BNY Mellon such fees as may be agreed to in writing by the Fund and BNY Mellon. In turn, BNY Mellon will be responsible for paying the Vendor’s fees. For the avoidance of doubt, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Vendor, and BNY Mellon will retain the difference between the amount paid to BNY Mellon hereunder and the fees BNY Mellon pays to the Vendor as compensation for the additional services provided by BNY Mellon in the course of making the Vendor Eligible Services available to the Fund.

15.           Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Fund hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury. To the extent that in any jurisdiction the Fund may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Fund irrevocably agrees not to claim, and it hereby waives, such immunity.

16.           Severability; No Third Party Beneficiaries.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances. A person who is not a party to this Agreement shall have no rights to enforce any provision of this Agreement. BNY Mellon shall not be responsible for any costs or fees charged to the Fund or an affiliate of the Fund by consultants, counsel, auditors, public accountants or other service providers retained by the Fund or any such affiliate.

17.           No Waiver.

Each and every right granted to BNY Mellon or the Fund hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY Mellon or the Fund to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY Mellon or the Fund of any right preclude any other or future exercise thereof or the exercise of any other right.

18.           Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to the Fund, at

Polen Credit Opportunities Fund

c/o JW Fund Management LLC

1636 N Cedar Crest Blvd., STE 161

Allentown, PA 18104

with a copy to:

Polen Capital Credit, LLC

1075 Main Street, Suite 320

Waltham, MA 02451

Attention: General Counsel

if to BNY Mellon, at

BNY Mellon

103 Bellevue Parkway

Wilmington, Delaware 19809

Attention: Head of U.S. Fund Accounting

with a copy to:

BNY Mellon

240 Greenwich Street

New York, New York 10286

Attention: Legal Dept. – Asset Servicing

or at such other place as may from time to time be designated in writing. Notices hereunder shall be effective upon receipt.

19.           Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute only one instrument.

20.           Confidentiality.

BNY Mellon shall keep confidential any information relating to the Fund’s business and the Fund shall keep confidential any information relating to BNY Mellon’s business (each, “Confidential Information”), except as expressly agreed in writing by the protected party. Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans and internal performance results relating to the past, present or future business activities of the Fund or BNY Mellon and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or BNY Mellon a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory authority request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by BNY Mellon in connection with an independent third party compliance or other review; (h) is released in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party. Provisions authorizing the disclosure of information shall survive any termination of this Agreement. The obligations set forth in this Section 20 shall survive any termination of this Agreement for a period of one (1) year after such termination.

21.           Non-Solicitation.

During the term of this Agreement and for one (1) year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY Mellon’s employees, and the Fund shall cause the Fund’s sponsor and any affiliates of the Fund to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY Mellon’s employees, that are known to the Fund or such sponsor or affiliate in connection with the services provided to the Fund. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNY Mellon employee by the Fund’s sponsor or an affiliate of the Fund if the BNY Mellon employee was identified by such entity solely as a result of the BNY Mellon employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

POLEN CREDIT OPPORTUNITIES FUND

By:	/s/ Joel Weiss

Name:	Joel Weiss

Title:	President

THE BANK OF NEW YORK MELLON

By:	/s/ Andrew Mutschler

Name:	Andrew Mutschler

Title:	Director, Relationship Manager

EXHIBIT A

I,       [Name]                        , of Polen Credit Opportunities Fund, a Delaware statutory trust (the “Fund”), do hereby certify that:

The following individuals serve in the following positions with the Fund, and each has been duly elected or appointed by the Board of the Fund to each such position and qualified therefor in conformity with the Fund’s Organizational Documents, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is designated as an Authorized Person under the Fund Administration and Accounting Agreement dated as of August 14, 2023, between the Fund and The Bank of New York Mellon.

Name	Position	Signature

SCHEDULE I

Schedule of Services

All services provided in this Schedule of Services are subject to the review and approval of the appropriate Fund officers, Fund counsel and accountants of the Fund, as may be applicable. The services included on this Schedule of Services may be provided by BNY Mellon or a BNY Mellon Affiliate, collectively referred to herein as “BNY Mellon”.

VALUATION SUPPORT AND COMPUTATION ACCOUNTING SERVICES

BNY Mellon shall provide the following valuation support and computation accounting services for the Fund:

•	Journalize investment, capital share and income and expense activities;

•	Maintain individual ledgers for investment securities;

•	Maintain historical tax lots for each security;

•	Reconcile cash and investment balances of the Fund with the Fund’s custodian and provide the Fund’s investment adviser with the beginning cash balance available for investment purposes upon request (the cash availability information provided is indicative, is provided for information only and should not be used for trading purposes);

•	Calculate various contractual expenses;

•	Calculate capital gains and losses;

•	Calculate daily distribution rate per share;

•	Determine net income;

•	Obtain security market quotes and currency exchange rates from pricing services approved by the Fund’s investment adviser, or if such quotes are unavailable, then obtain such prices from the Fund’s investment adviser, and in either case, calculate the market value of the Fund’s investments in accordance with the Fund's valuation policies or guidelines; provided, however, that BNY Mellon shall not under any circumstances be under a duty to independently price or value any of the Fund's investments, including securities lending related cash collateral investments, itself or to confirm or validate any information or valuation provided by the investment adviser or any other pricing source, nor shall BNY Mellon have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

•	Calculate Net Asset Value in the manner specified in the Fund’s Offering Materials (which, for the service described herein, shall include the Fund’s Net Asset Value error policy);

•	Transmit or make available a copy of the daily portfolio valuation to the Fund’s investment adviser;

•	Calculate yields and portfolio average dollar-weighted maturity as applicable; and

•	Calculate portfolio turnover rate for inclusion in the annual and semi-annual shareholder reports.

FINANCIAL REPORTING

BNY Mellon shall provide the following financial reporting services for the Fund:

•	Financial Statement Preparation & Review

•	Prepare the Fund’s annual and semi-annual shareholder reports[1] for shareholder delivery and for inclusion in Form N-CSR;

•	Prepare the Fund’s first and third quarter schedule of portfolio holdings[1] for inclusion in Form N-PORT;

•	Prepare, circulate and maintain the Fund’s financial reporting production calendar; and

•	Prepare and file (or coordinate the filing of) the Fund’s Form 24f-2.

•	Modernization Reporting Services

•	BNY Mellon shall provide the Modernization Reporting Services set forth in this section to the Fund following a full service operating model. This operating model requires BNY Mellon to include the actual filing of the reports as part of the services noted in this section. Modernization Reporting Services are “Vendor Eligible Services” as contemplated in Section 14(b)(iv) of the Agreement.

•	FORM N-PORT. BNY Mellon, subject to the limitations described in this section and its timely receipt of all necessary information related thereto, will, or will cause the Vendor to: (i) collect, aggregate and normalize the data required for the creation of Form N-PORT; (ii) prepare, on a monthly basis, Form N-PORT; and (iii) file Form N-PORT with the SEC.

•     The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY Mellon and the Fund in advance of the preparation of the initial Form N-PORT to be filed under the Agreement.

•     Unless mutually agreed in writing between BNY Mellon and the Fund, BNY Mellon will use the same layout and format for every applicable successive reporting period for Form N-PORT.

•	FORM N-CEN. BNY Mellon, subject to the limitations described in this section and its timely receipt of all necessary information related thereto, will, or will cause the Vendor to: (i) collect, aggregate and normalize the data required for the submission of Form N-CEN; (ii) prepare, on an annual basis, Form N-CEN; and (iii) file Form N-CEN with the SEC.

•     The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY Mellon and the Fund in advance of the preparation of the initial Form N-CEN to be filed under the Agreement.

•     Unless mutually agreed in writing between BNY Mellon and the Fund, BNY Mellon will use the same source for obtaining the information and method for performing the required calculations for every successive Form N-CEN.

•	Fixed Income Risk Analytics. BNY Mellon shall calculate the portfolio and security-level risk metrics required within Form N-PORT and Form N-CEN (referenced above in this section).

•	BNY Mellon shall not be responsible for: (a) delays in the transmission to it by the Fund, the Fund’s adviser and entities unaffiliated with BNY Mellon (collectively, for this Section, “Third Parties”) of data required for the preparation of reports described herein, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party, and (c) validation of such data provided to it by any Third Party.

1 Requires “Typesetting Services” as described herein.

•	The Fund, in a timely manner, shall review and comment on, and, as the Fund deems necessary, cause its counsel and accountants to review and comment on, the preparation of each report described in this section. The Fund shall provide to BNY Mellon timely sign-off of the preparation of each such report and timely authorization and direction to file each such report. Absent such timely sign-off, authorization and direction by the Fund, BNY Mellon shall be excused from its obligations to prepare the affected report and to file the affected report. BNY Mellon is providing the services related to such reports based on the acknowledgement of the Fund that such services, together with the activities of the Fund in accordance with its internal policies, procedures and controls, shall together satisfy the requirements of the applicable rules and regulations for each such report.

•	For such time as this section remains in effect, BNY Mellon shall be responsible for the retention of the filed reports described in this section in accordance with any applicable rule or regulation.

•	Typesetting Services

•	Create financial compositions for the applicable financial report and related EDGAR files;

•	Maintain country codes, industry class codes, security class codes and state codes;

•	Map individual general ledger accounts into master accounts to be displayed in the applicable financial reports;

•	Create components that will specify the proper grouping and sorting for display of portfolio information;

•	Create components that will specify the proper calculation and display of financial data required for each applicable financial report (except for identified manual entries, which BNY Mellon will enter);

•	Process, convert and load security and general ledger data;

•	Include data in financial reports provided from external parties to BNY Mellon which includes, but is not limited to: shareholder letters, “Management Discussion and Analysis” commentary, notes on performance, notes to financials, report of independent auditors, Fund management listing, service providers listing and Fund spectrums;

•	Document publishing, including the output of print-ready PDF files and EDGAR html files (such EDGAR html files will be limited to one per the applicable financial report and unless mutually agreed to in writing between BNY Mellon and the Fund, BNY Mellon will use the same layout for production data for every successive reporting period);

•	Generate financial reports using the Vendor’s capabilities which include the following:

o	front/back cover;

o	table of contents;

o	shareholder letter;

o	Management Discussion and Analysis commentary;

o	sector weighting graphs/tables;

o	disclosure of Fund expenses;

o	schedules of investments;

o	statement of Fund net assets;

o	statements of assets and liabilities;

o	statements of operation;

o	statements of changes;

o	statements of cash flows;

o	financial highlights;

o	notes to financial statements;

o	report of independent registered public accounting firm;

o	tax information; and

o	additional Fund information as mutually agreed in writing between BNY Mellon and the Fund.

o	Unless mutually agreed in writing between BNY Mellon and the Fund, BNY Mellon will use the same layout and format for every successive reporting period for the typeset reports. At the request of the Fund and upon the mutual written agreement of BNY Mellon and the Fund as to the scope of any changes and additional compensation of BNY Mellon, BNY Mellon will, or will cause the Vendor to, change the format or layout of reports from time to time.

TAX SERVICES

BNY Mellon shall provide the following tax services for the Fund:

•	Tax Provision Preparation

•	Prepare fiscal year-end tax provision analysis;

•	Process tax adjustments on securities identified by the Fund that require such treatment;

•	Prepare ROCSOP adjusting entries; and

•	Prepare financial statement footnote disclosures.

•	BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Fund or Fund’s management. BNY Mellon is responsible for processing such identified securities, in accordance with U.S. tax laws and regulations.

•	Excise Tax Distributions Calculations

•	Prepare calendar year tax distribution analysis;

•	Process tax adjustments on securities identified by the Fund that require such treatment; and

•	Prepare annual tax-based distribution estimate for the Fund.

•	BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Fund or Fund’s management. BNY Mellon is responsible for processing such identified securities, in accordance with U.S. tax laws and regulations.

•	Other Tax Services

•	Prepare for execution and filing, the federal and state income and excise tax returns;

•	Prepare, mail and file IRS Form 1099 Miscellaneous;

•	Prepare year-end Investment Company Institute broker/dealer reporting and prepare fund distribution calculations disseminated to broker/dealers; and

•	Coordinate U.S.C. Title 26 Internal Revenue Code (“IRC”) §855 and excise tax distribution requirements.

•	Uncertain Tax Positions

•	Documentation of all material tax positions taken by the Fund with respect to specified fiscal years and identified to BNY Mellon (“Tax Positions”);

•	Review of the Fund’s: (i) tax provision work papers, (ii) excise tax distribution work papers, (iii) income and excise tax returns, (iv) tax policies and procedures and (v) Subchapter M compliance work papers;

•	Determine as to whether or not Tax Positions have been consistently applied, and documentation of any inconsistencies;

•	Review relevant statutory authorities;

•	Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to the Fund;

•	Review standard mutual fund industry practices, to the extent such practices are known to, or may reasonably be determined by, BNY Mellon; and

•	Delivery of a written report to the Fund detailing such items.

•	The following are expressly excluded from the Uncertain Tax Positions services: (i) assessment of risk of any challenge by the Internal Revenue Service or other taxing authority against any Tax Position (including, without limitation, whether it is “more likely than not” such Tax Position would be sustained); (ii) calculation of any tax benefit measurement, in whole or in part, that may be required if any “more likely than not” threshold has not been met; and (iii) any tax opinion or tax advice. Additionally, none of the Uncertain Tax Positions services shall be deemed to be or constitute a tax opinion or tax advice.

(a)          The Fund shall provide such information and documentation as BNY Mellon may reasonably request in connection with the Uncertain Tax Positions services.  The Fund's independent public accountants shall cooperate with BNY Mellon and make such information available to BNY Mellon as BNY Mellon may reasonably request.

(b)          Notwithstanding anything to the contrary in this Agreement and without limiting any rights, protections or limitations of liability otherwise provided to BNY Mellon pursuant to this Agreement, (i) BNY Mellon is authorized and permitted to release such information as is necessary or desirable to be released in connection with the provision of any of the Uncertain Tax Positions services, (ii) management of the Fund is responsible for complying with all uncertain tax positions reporting obligations relating to the Fund and BNY Mellon shall have no liability to the Fund or any other entity or governmental authority with respect to any tax positions taken by the Fund, (iii) BNY Mellon shall have no liability either for any error or omission of any other service provider (including any accounting firm or tax adviser) to the Fund or for any failure to discover any such error or omission, (iv) the Fund shall be responsible for all filings, tax returns and reports on all Tax Positions and for the payment of all taxes and similar items (including without limitation penalties and interest related thereto) and (v) in the event of any error or omission in the performance of a Uncertain Tax Positions service the Fund’s sole and exclusive remedy shall be limited to re-performance of the applicable Uncertain Tax Positions service and the preparation and delivery to the Fund of a corrected report (if necessary), such re-performance, preparation and delivery to be provided at no additional service charge to the Fund.

•	IRS CIRCULAR 230 DISCLOSURE:

To ensure compliance with requirements imposed by the Internal Revenue Service, BNY Mellon informs the Fund that any U.S. tax advice contained in any communication from BNY Mellon to the Fund (including any future communications) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein or therein.

FUND ADMINISTRATION SERVICES

BNY Mellon shall provide the following fund administration services for the Fund:

•	In accordance with Instructions received from the Fund, and subject to portfolio limitations as provided by the Fund to BNY Mellon in writing from time to time (provided such limitations are acceptable to BNY Mellon), monitor the Fund’s compliance, on a post-trade basis, with such portfolio limitations, provided that BNY Mellon maintains in the normal course of its business all data necessary to measure the Fund’s compliance;

•	Monitor the Fund’s status as a regulated investment company under Subchapter M of the IRC and Subchapter L of the IRC (if required).

•	Establish appropriate expense accruals and compute expense ratios, maintain expense files and coordinate the payment of Fund approved invoices;

•	Calculate Fund approved income and per share amounts required for periodic distributions to be made by the Fund;

•	Calculate total return information;

•	Coordinate the Fund’s annual audit;

•	Supply various normal and customary portfolio and Fund statistical data as requested on an ongoing basis; and

•	If the chief executive officer or chief financial officer of the Fund is required to provide a certification as part of the Fund’s Form N-PORT or Form N-CSR filing pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, provide a sub-certification in support of certain matters set forth in the aforementioned certification. Such sub-certification is to be in such form and relating to such matters as agreed to by BNY Mellon in advance. BNY Mellon shall be required to provide the sub-certification only during the term of this Agreement and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification. For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other law, rule or regulation.

REGULATORY ADMINISTRATION SERVICES

BNY Mellon shall provide the following regulatory administration services for the Fund:

•	Maintain a regulatory calendar for the Fund listing various SEC filing and Board approval deadlines;

•	Assemble and distribute board materials for quarterly meetings of the Board, including the drafting of agendas and resolutions for such quarterly meetings of the Board (with final selection of agenda items made by Fund counsel);

•	Attend (in-person or telephonically) quarterly Board meetings and draft minutes thereof;

•	Administratively assist in obtaining the fidelity bond and directors’ and officers’/errors and omissions insurance policies for the Fund in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Board, and prepare and file the Fund’s fidelity bond with the SEC;

•	Prepare and coordinate the filing of annual post-effective amendments to the Fund’s registration statement (not including the initial registration statement or related to the addition of one or more classes of shares of the Fund or the combining of multiple prospectuses into one prospectus or the splitting of one prospectus into multiple prospectuses);

•	Prepare and coordinate the filing of Forms N-CSR and N-PX, as applicable (with the Fund supplying the voting records in the format required by BNY Mellon);

•	Assist the Fund in the handling of SEC examinations by providing requested documents in the possession of BNY Mellon that are on the SEC examination request list; and

•	Assist with and/or coordinate such other filings, notices and regulatory matters on such terms and conditions as BNY Mellon and the Fund may mutually agree upon in writing from time to time.

•	eBoard Book Services:

•	Permit persons or entities entering a valid password to have electronic access, via an Internet-based secure website, to current quarterly Board meeting materials and such other Board meeting materials as may be agreed between BNY Mellon and the Fund.

•	38a-1 Compliance Support Services

•	Provide compliance policies and procedures related to certain services provided by BNY Mellon and, if mutually agreed, certain of the BNY Mellon Affiliates; summary procedures thereof; and periodic certification letters.